Exhibit 10.1

Performance-Vested Stock Unit Agreement
(2019)

On February 4, 2019, SRC ENERGY INC., a Colorado corporation (the “Company”), pursuant to its 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), granted to the holder listed below (“Participant”), the performance-vested stock units set forth below (individually and collectively referred to as the “Performance-Vested Stock Units” or “PSUs”). As described herein, a portion of the PSUs is earned based on the relative total shareholder return of the Company as compared to certain peer companies (“Relative TSR PSUs”) and a portion of the PSUs is earned based on the Company’s total shareholder return as compared to predetermined hurdle rates (the “Absolute TSR PSUs”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Performance-Vested Stock Unit Award

Participant	[__________]
Grant Date	February 4, 2019
Target Number of Relative TSR PSUs (“Relative TSR Target PSUs”)	[__________]
Target Number of Absolute TSR PSUs (“Absolute TSR Target PSUs”)	[__________]
Overview
Relative TSR PSUs
Pursuant to the terms and conditions set forth below, Participant may vest in 0% - 200% of the Relative TSR Target PSUs, based on the relative total shareholder return (“TSR,” as defined below) of the Company over the Performance Period, measured against the PSU Peer Companies identified below.
Absolute TSR PSUs
Pursuant to the terms and conditions set forth below, Participant may vest in 0% - 200% of the Absolute TSR Target PSUs based on the Company’s TSR over the Performance Period as compared to predetermined Company TSR hurdle rates.

Employment Required
Except as set forth below under “Special Vesting Events,” Participant must be employed continuously from the Grant Date through the end of the Performance Period in order to vest in any PSUs hereunder.

Performance Period	January 1, 2019 – December 31, 2021
PSU Peer Companies
"PSU Peer Companies" means the thirteen companies listed below:
Callon Petroleum Company
Carrizo Oil & Gas Inc.
Centennial Resource Development
Extraction Oil & Gas Inc.
Gulfport Energy Corp.
High Point Energy Corp.
Jagged Peak Energy LLC
Laredo Petroleum, Inc.
Matador Resources Company
Oasis Petroleum Inc.
PDC Energy, Inc.
SM Energy Company
Whiting Petroleum Corporation

Any PSU Peer Company that ceases to be publicly traded on a national securities exchange at any time during the Performance Period, other than Failed Companies (as defined below) or Delisted Companies (as defined below), will be replaced as a PSU Peer Companies for the Performance Period and such replacement company will be treated as though initially included as a PSU Peer Company from the first day of the Performance Period. Replacement PSU Peer Companies shall be selected by the Administrator in its sole discretion from among the following companies:

Bonanza Creek Energy, Inc.
Berry Petroleum
Roan Resources

If none of the foregoing companies are available to serve as a replacement PSU Peer Company (because such entities are delisted, acquired, declare bankruptcy, etc.), the Administrator may select any necessary replacement PSU Peer Company in its discretion in a manner designed to preserve (but not enhance) the incentive intended by this Agreement.

“Failed Companies” shall mean PSU Peer Companies that cease to be publicly traded on a national securities exchange at any time during the Performance Period as a result of a liquidation commenced under Chapter 7 of the Bankruptcy Code, an assignment of the Company’s assets for the benefit of creditors under applicable state law, or the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code. “Delisted Companies” shall mean PSU Peer Companies that cease to be publicly traded on a national securities exchange at any time during the Performance Period (irrespective of whether they again become publicly traded on a national securities exchange during the Performance Period) as a result of any involuntary failure to meet the listing requirements of such national securities exchange (such as any failure to meet the minimum common stock price requirement of the exchange), but shall not include any PSU Peer Company that does not meet the listing requirements as a result of any voluntary going private or similar transaction.

Award Determination (Relative TSR PSUs)
Except as set forth below under the headings “Special Vesting Events” and “Change in Control,” the number of Relative TSR PSUs earned by the Participant hereunder shall be determined in accordance with this section. At the end of the Performance Period, the PSU Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period with the highest TSR company being number 1 and the lowest TSR being the number of PSU Peer Companies, including the Company, remaining in the group at the end of the Performance Period, with any and all Failed Companies and Delisted Companies being ranked in last place on the list. In addition, of the PSU Peer Companies remaining in the group, the ones ranked first and last shall be disregarded from the overall ranking. Based on the Company's relative TSR rank among the remaining PSU Peer Companies (the “Remaining PSU Peer Companies”) for the Performance Period, Participant will vest in PSUs as determined by the Company's rank as follows:
• If the Company is ranked among the top three companies of the Remaining PSU Peer Companies (including the Company), Participant shall vest in 200% of the Relative TSR Target PSUs
• If the Company’s ranking is among four through seven (inclusive) of the Remaining PSU Peer Companies (including the Company), Participant shall vest in 100% of the Relative TSR Target PSUs

• If the Company is ranked eight or lower (inclusive) of the Remaining PSU Peer Companies (including the Company), but not last, Participant shall vest in 50% of the Relative TSR Target PSUs
• If the Company is ranked last of the of the Remaining PSU Peer Companies, no PSUs shall vest and the Participant shall not be entitled to any payment hereunder
Notwithstanding the foregoing, if the Company's overall TSR for the Performance Period is negative, then the number of Relative TSR PSUs vested in accordance with this section shall be equal to 50% of the number of Relative TSR PSUs that would otherwise have vested based on the Company’s relative TSR over the Performance Period.
Any fractionally vested PSU will be rounded down to the next whole number.

Award Determination (Absolute TSR PSUs)
Except as set forth below under the headings “Special Vesting Events” and “Change in Control,” the number of Absolute TSR PSUs earned by the Participant shall be determined based solely on the Company’s TSR over the Performance Period, in accordance with the following table:

	Company TSR (Measured over the Performance Period)	% of Absolute TSR Target PSUs Earned
	Less than 10.00%	0%
	10.00% or more but less than 30.00%	25%
	30.00% or more but less than 50.00%	100%
	50.00% or greater	200%

	If the Company’s TSR over the Performance Period falls in between any of the hurdle rates set forth above, the number of Absolute TSR PSUs that vest shall be determined based on linear interpolation.

Special Vesting Events
Termination Without “Cause” or for “Good Reason”
In the event of the termination of Participant’s continuous employment by the Company without “cause” (as defined in the Plan), or for Good Reason (as defined below), then (A) the Participant’s Relative TSR Target PSUs and Absolute TSR PSUs (collectively the “Target PSUs”) shall each be reduced and upon termination shall be equal to the product of (i) the Target PSUs, multiplied by (ii) a fraction, (x) the numerator of which is the number of days Participant remained in continuous employment from the start of the Performance Period through the date of termination, and (y) the total number of days in the Performance Period, and (B) the Target PSUs shall remain outstanding and the Participant shall be entitled to receive payment (if any) in respect of such reduced Target PSUs at the end of the Performance Period or upon a Change in Control as if Participant’s employment had not terminated.
“Good Reason” shall mean the occurrence of any of the following without the express written consent of Participant, (i) a material reduction or change in Participant’s title or job duties, responsibilities and requirements inconsistent with Participant’s position with the Company and Participant’s prior duties, responsibilities and requirements, (ii) a material reduction in the Participant’s base salary or bonus opportunity unless a proportionate reduction is made to the base salary or bonus opportunity of all members of the Company’s senior management in accordance with a bona-fide downturn in the Company’s business; (iii) a change of more than 50 miles in the geographic location at which the Participant primarily performs services for the Company; or (iv) any material breach by the Company of any employment or severance agreement between the Company and the Participant. In the case of Participant’s allegation of Good Reason, (1) Participant shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and (3) if the event is not timely remedied, the Participant must terminate employment within 30 days after the expiration of the cure period.

Death or Disability
In the event of the termination of Participant’s continuous employment with the Company on account of Participant’s death or Disability (as defined below), then the Performance Period shall be deemed to have ended as of the Participant’s termination of continuous employment, and Participant shall have earned one hundred percent (100%) of the Relative TSR Target PSUs and one hundred percent (100%) of the Absolute TSR Target PSUs. “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4).

Change in Control
In the event of a Change in Control (as defined in the Plan), the Performance Period shall end as of the date of the Change in Control, and the Participant will vest in that number of PSUs determined in accordance with the methodology set forth in the “Award Determination (Relative TSR PSUs” and “Award Determination (Absolute TSR PSUs”) sections above, based on the Participant’s Target PSUs and the Company’s absolute and relative TSR as of the date of the Change in Control, as applicable.

Payment
Except as set forth below, the Company shall issue to Participant one share of Common Stock for each PSU that vests hereunder, with the delivery of such Common Stock to occur as soon as reasonably practicable following the certification of results for the Performance Period, but in all events within seventy-four (74) days following the last day of the Performance Period (as same may be truncated upon a Change in Control or termination of employment).
Notwithstanding the foregoing, if delivery of shares of Common Stock would, either alone or in combination with other Plan awards, result in the Company exceeding the Plan’s Share Limit, then the Company may instead settle some or all of the vested PSUs granted hereunder by paying cash to the Participant on the same date as when shares of Common Stock would have otherwise been issued to the Participant. The amount payable for each cash-settled vested PSU shall be equal to the Fair Market Value on the settlement date of one share of Common Stock. The determination as to whether any vested PSUs shall be settled in cash, and if so, the number thereof, shall be made by the Administrator in its sole and absolute discretion, and neither the Administrator nor the Company shall have any liability to the Participant with respect to any such determination. The Participant hereby acknowledges and agrees that the Administrator need not treat similar Plan awards or award holders the same, and may select in its discretion which Plan awards or portions therefor shall be settled in cash in order to stay within the Share Limit.

Dividend Equivalent Right
Participant shall be entitled in respect of any vested PSUs to receive an additional amount in cash equal to the value of all dividends and distributions made between the Grant Date and the PSU payment date with respect to a number of shares of Common Stock equal to the number of vested PSUs (the “Dividend Equivalent Amounts”). The Dividend Equivalent Amounts shall be accumulated and paid on the date on which the PSUs to which they relate are paid.

TSR and Related Definitions
TSR
TSR for the Company or any PSU Peer Company shall mean the percentage equal to (x) the Performance Period Value Change (as defined below) divided by (y) the Beginning Value (as defined below).
Beginning Value
Beginning Value for the Company or any PSU Peer Company shall mean the Average Share Price for the ten (10) trading days for the period ending on the first day of the Performance Period.
Performance Period Value Change
Performance Period Value Change for the Company or any PSU Peer Company shall mean the result of: (1) Average Share Price (as defined below) for the last ten (10) trading days of the Performance Period, minus (2) Beginning Value, plus (3) Dividends (cash or stock based on ex-dividend date) paid per share of company common stock over the Performance Period.
In the case of Change in Control, the actual share price used for consummation of the transaction shall be used in place of the Average Share Price (as defined below) for the last ten (10) trading days of the Performance Period.

Average Share Price
Average Share Price for the Company or any PSU Peer Company shall mean the average daily closing price of the applicable company’s common stock over the relevant period on the principal securities exchange on which such shares are traded, as published by a reputable source.

Other Terms and Conditions	Are set forth in the accompanying Performance Vested Stock Unit Grant Terms and Conditions and the Plan.

By executing this letter below, Participant and the Company agree that the Performance-Vested Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and this Performance-Vested Stock Unit Agreement (including this Notice of Performance-Vested Stock Unit Award and the accompanying Performance-Vested Stock Unit Terms and Conditions) (the “Grant Documents”). Participant hereby represents and acknowledges that he or she has been provided the opportunity to review the Plan and the Grant Documents in their entirety, and Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Grant Documents.

IN WITNESS WHEREOF, the parties have executed this Performance-Vested Stock Unit Agreement, effective as of the Grant Date.

SRC ENERGY INC.	GRANTEE

Lynn A Peterson	Name
Chief Executive Officer and President
Date